Exhibit 99.3

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of December 1, 2004, by and between INFORMATION TECHNOLOGY INTERNATIONAL, INC. (“ITI”), a Utah corporation, OVERSTOCK.COM, INC. (“Overstock”), a Delaware Corporation, and OLD MILL BUILDING LLC (“OMB”), a Utah limited liability company.

RECITALS

A.  OMB, as lessor, and ITI, as lessee, entered into a Lease Agreement dated as of October 30, 2004 (the “Master Lease”) for Suite 600 (the “Premises”) in the Old Mill Corporate Center III building (the “Building”), which is located at 6440 South 3000 East, Salt Lake City, Salt Lake County, Utah 84121.  The Premises contain approximately 24,161 rentable square feet.

B.  Overstock desires to sublease the Premises from ITI, and ITI is willing to sublease the Premises to Overstock on the terms and conditions set forth hereinafter.

C.  Holladay Building East L.L.C. (“HBE”), as lessor, and Overstock entered into a Lease Agreement dated January 23, 2002 (the “Suite 100 Lease”) for Suite 100 in the Old Mill Corporate Center located at 6322 South 3000 East, Salt Lake City, Utah 84121.

D.  HBE, OMB and Overstock entered into a Fourth Amendment to Lease Agreement dated December 1, 2004 (the “Fourth Amendment”) pursuant to which Overstock agreed to move to Suites 200, 300 and 400 of the Building, with the relationship between OMB and Overstock to be governed by the terms of the Suite 100 Lease except as modified by the provisions of the Fourth Amendment.

E.  OMB, ITI and Overstock desire that the terms of the Suite 100 Lease shall govern their relationship except as otherwise specifically provided herein.

NOW, THEREFORE, in consideration of their mutual promises and covenants set forth hereinafter, the parties agree as follows:

AGREEMENT

1.  Inclusion of Recitals.  The foregoing recitals are included herein and made a part of this Sublease.

2.  Sublease; Term.  ITI hereby subleases the Premises to Overstock, and Overstock hereby subleases the Premises from ITI for a term (the “Sublease Term”) commencing on the date OMB delivers to ITI possession of the Premises in substantially complete condition  (the “Commencement Date”) and terminating on the date ten (10) years following the Commencement Date or such earlier date upon which the term may expire or terminate pursuant to any of the provisions of this Sublease or the Suite 100 Lease.

3.  Base Rent.  Overstock agrees to pay directly to OMB, without previous demand therefore and without set-off, abatement, credit, deduction or claim of offset, Base Rent as set forth in Exhibit A.  Base Rent shall escalate at the rate of 3% per year on each anniversary date of this Sublease.  In the event the Sublease Term commences or ends on any day other than the first or last day of a month, respectively, the Base Rent for such month shall be paid for the fraction of the month during which a portion of the Sublease Term exists.

4.  Additional Rent.  Overstock agrees that it shall pay its proportionate share of costs, expenses and obligations of every kind relating to the Premises, the Building and the Property.  Overstock agrees to pay directly to OMB all amounts owed with respect to Additional Rent on the Premises.  Additional Rent may be estimated and is to be paid monthly at the same time as the payment of Base Rent.

5.  Tenant Improvement Allowance.  OMB will provide Overstock a tenant improvement allowance set forth on Exhibit A to build out the space, including architectural plans, constructing documents and construction permits, subject to review and approval by OMB.  ITI hereby assigns to Overstock any right it may have pursuant to the Master Lease to such tenant improvement allowance.  Overstock hereby agrees that it will use the tenant improvement allowance to build out the Premises in accordance with the Standard Finish Terms of the Building.

6.  Late Charges.  Overstock shall pay all rental and other sums due hereunder in a timely manner directly to OMB.  To the extent Overstock has not made all payments due hereunder when due, Overstock shall be responsible for all late charges and all other fees and costs imposed by OMB under the terms of the Suite 100 Lease

7.  Assignment; Subletting.  Lessee may sublet the Premise or any part thereof to a tenant for use as office space with Lessor’s prior written consent.  Lessor agrees that it will not unreasonably withhold or delay such consent.

8.  Suite 100 Lease.  Except as specifically set forth herein, OMB and Overstock hereby agree to fully adhere to, perform and comply with all covenants, agreements, terms, provisions, conditions, duties and obligations contained in the Suite 100 Lease and to apply them to this Premises.  The terms in this Sublease shall control any conflict between the Suite 100 Lease and this Sublease with respect to the Premises but the intent of the parties is that this Sublease and the Suite 100 Lease shall together provide all the terms for the sublease of this space from ITI to Overstock.

9.  Successors and Assigns.  The terms and provisions of this Sublease shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, representatives and assigns.

10.  Conflict.  In the event of a conflict between the terms of this Sublease and the terms of the Master Lease or the terms of the Suite 100 Lease, the terms of this Sublease shall govern.

In the event of a conflict between the terms of the Master Lease and the Suite 100 Lease (except as to the description of the Premises, the lease term, and the amount of Base Rent and Additional Rent payable by Overstock), the terms of the Suite 100 Lease shall govern.

11.  Governing Law.  This Sublease shall be governed by and construed in accordance with the laws of the State of Utah.

12.  Invalid or Unenforceable Provisions.  If any term or provision of this Sublease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby; and each remaining term and provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

13.  Consent of OMB.  OMB hereby consents to this Sublease Agreement.  However, such consent shall not be construed to waive OMB’s right to consent to any future sublease or assignment pursuant to the terms of the Suite 100 Lease or the Master Lease.

14.  Attorney’s Fees.  In the event of any legal action arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its reasonable attorney’s fees from the other party.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

INFORMATION TECHNOLOGY INTERNATIONAL, INC.		OVERSTOCK.COM, INC.

By:		By:
	Its:		Its:

OLD MILL BUILDING LLC

By:
Its:

EXHIBIT A

Financial Terms

Base Rent as set forth in Paragraph 3 is at the annual rate of $17.43 per rentable square foot payable monthly in advance.

The Tenant Improvement Allowance set forth in Paragraph 5 of this Sublease is $22.00 per office square foot of leased space.